EX-99B(d)(2)(v)

APPENDIX A

NEW STAR INSTITUTIONAL MANAGERS LIMITED

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO VARIABLE TRUST

Variable Trust Fund

VT International Core Fund1

Most Recent Annual Approval Date: April 4, 2005

Amendment to Appendix A: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved the name change of International Core Fund to VT International Core Fund, which will become effective May 2006.

APPENDIX B

WELLS FARGO VARIABLE TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

This fee agreement is made as of the 1st day of February, 2005, by and between Wells Fargo Variable Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and New Star Institutional Managers Limited (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated below;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints		Sub-Advisory Rate
VT International Core Fund[1]	$ $ >$	0-50M 50M – 550M 550M	0.35 0.29 0.20	% % %

[1]	On February 8, 2006, the Board of Trustees approved the name change of International Core Fund to VT International Core Fund, which will become effective May 2006.

The foregoing fee schedule is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST on behalf of the Fund

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

NEW STAR INSTITUTIONAL MANAGERS LIMITED

By:	/s/ Mark Beale
Mark Beale
Director

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